Exhibit 10.1

Agreement and Plan of Merger

by and among

TIB The Independent BankersBank,

First California Financial Group, Inc.,

and

South Bay Bank

Dated as of March 23, 2007

i

4.06	Information to be Supplied	14
4.07	Ownership of SBB	14
4.08	Taxes	14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF TIB

5.01	Organization	15
5.02	Authority; No Violation	15
5.03	Consents and Approvals	16
5.04	Cash for Closing	16
5.05	Legal Proceedings	16
5.06	Brokers and Finders	16
5.07	Information to be Supplied	16

ARTICLE VI COVENANTS OF THE PARTIES

6.01	Applications for Regulatory Approval	17
6.02	Consents to Contemplated Transactions	17
6.03	Taking of Necessary Actions	17
6.04	Public Announcements	17
6.05	No Solicitation	17
6.06	Notification of Certain Matters	18
6.07	Relocation of Head Office	19
6.08	Execution by SBB; No Amendment of Initial Purchase Agreement or Purchase and Assumption Agreement	19

ARTICLE VII CONDITIONS PRECEDENT

7.01	Conditions Precedent to Each Party’s Obligation to Effect the Merger	19
7.02	Conditions Precedent to Obligations of TIB	19
7.03	Conditions Precedent to Obligations of FCFG and SBB	21
7.04	Potential Restructuring of Transaction	21

ARTICLE VIII TERMINATION

8.01	Termination	22
8.02	Effect of Termination	22

ARTICLE IX INDEMNIFICATION; REMEDIES

9.01	Survival	23
9.02	Indemnification by FCFG	23
9.03	Non-Exclusive Remedy	23

ii

ARTICLE X MISCELLANEOUS

10.01	Expenses and Other Fees	23
10.02	Specific Performance	24
10.03	Amendment, Extension and Waiver	24
10.04	Entire Agreement; No Third Party Beneficiaries	24
10.05	No Assignment	24
10.06	Notices	25
10.07	Schedules	25
10.08	Captions	26
10.09	Counterparts	26
10.10	Severability	26
10.11	Governing Law	26
10.12	Consent to Jurisdiction; Service of Process	26
10.13	Waiver of Jury Trial	26

Exhibit A	Indemnity Agreement
Schedule 3.05	Pro Forma Balance Sheet
Schedule 3.06	Tax Matters
Schedule 3.15	Bank Accounts; Powers of Attorney
Schedule 5.03	Regulatory Approvals

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 23, 2007, is made by and among TIB THE INDEPENDENT BANKERSBANK, a Texas state-chartered banking institution (“TIB”), FIRST CALIFORNIA FINANCIAL GROUP, INC., a Delaware corporation (“FCFG”), and SOUTH BAY BANK, a national banking association (“SBB”). Capitalized terms have the meanings set forth in Article I.

RECITALS

WHEREAS, TIB is a Texas state-chartered banking institution with its home office located at 350 Phelps Drive, Irving, Texas.

WHEREAS, FCFG is a Delaware company with its main office located at 1880 Century Park East, Suite 800, Los Angeles, California.

WHEREAS, SBB is a national banking association and a wholly-owned subsidiary of FCFG with its main office located at 1880 Century Park East, Suite 1200, Los Angeles, California.

WHEREAS, FIRST CALIFORNIA BANK (“FCBank”) is a California state-chartered banking corporation and wholly-owned subsidiary of FCFG with its main office located at 1100 Paseo Camarillo, Camarillo, California.

WHEREAS, FCBank and SBB, prior to the Merger contemplated herein, shall enter into a Purchase and Assumption Agreement (the “Purchase and Assumption Agreement”), whereby immediately prior to the Merger contemplated herein, FCBank shall purchase all the assets and assume all the liabilities of SBB, except for such assets and liabilities set forth in the Pro Forma Balance Sheet.

WHEREAS, the parties have agreed that it is in their mutual best interests and in the best interests of their respective stockholders for SBB to be merged with and into TIB pursuant to the terms of this Agreement, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and transactions contemplated thereby.

WHEREAS, the Boards of Directors of TIB, SBB and FCFG have approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

GENERAL

1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Agreement has the meaning given to such term in Section 6.05 of this Agreement.

Acquisition Proposal has the meaning given to such term in Section 6.05 of this Agreement.

Action means any legal action, administrative, arbitration, audit, hearing, investigation, proceeding, litigation, claim or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

Affiliate means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

Agreement means this Agreement and Plan of Merger, including any amendment or supplement, exhibit or schedule attached hereto.

Application means any application or notice or request for waiver to a Regulatory Authority for the purpose of effecting the transactions contemplated hereby.

Business Day shall mean a day that is not a Saturday, Sunday or a statutory or civic holiday in the State of California.

Closing has the meaning given to such term in Section 2.01 of this Agreement.

Closing Date has the meaning given to such term in Section 2.01(b) of this Agreement.

Confidentiality Agreement means the confidentiality agreement among TIB, FCFG and SBB.

Contemplated Transactions means all of the transactions contemplated by this Agreement, including (a) the Merger and (b) the performance by SBB, FCFG and TIB of their respective covenants and obligations under this Agreement.

CRA means the Community Reinvestment Act of 1977 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

Damages has the meaning given to such term in Section 9.02 of this Agreement.

Effective Time has the meaning given to such term in Section 2.01(b) of this Agreement.

FCB has the meaning given to such term in the recitals.

FCBank has the meaning given to such term in the recitals.

FCFG has the meaning given to such term in the heading of this Agreement.

FDIC means the Federal Deposit Insurance Corporation.

FINCEN means the Financial Crimes Enforcement Network.

FRB means the Board of Governors of the Federal Reserve System, including the appropriate Reserve Bank.

Indemnified Persons has the meaning given to such term in Section 9.02 of this Agreement.

Indemnity Agreement means the Indemnity Agreement in the form of Exhibit A.

Initial Mergers has the meaning given to such term in the recitals.

Initial Purchase Agreement has the meaning given to such term in the recitals.

Initial Purchase Closing Date has the meaning given to such term in Article III of this Agreement.

IRC means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

Knowledge means (a) an individual is actually aware of a particular fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

Knowledge of FCFG means the Knowledge of the executive officers and directors (or persons serving in any similar capacity) of FCFG.

Knowledge of SBB means the Knowledge of executive officers and directors (or persons serving in any similar capacity) of SBB and FCFG.

Laws means all applicable laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, judgments or decrees entered, enacted, promulgated, enforced or issued by any court or other governmental or regulatory authority, domestic or foreign.

Material Adverse Effect means, with respect to any Person (unless otherwise specified), a material adverse effect on:

(a) the business, condition (financial or otherwise), liabilities, properties, assets or results of operations of such Person, or

(b) the ability of such Person to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

Merger means the merger of SBB with and into TIB, with TIB surviving such merger, as contemplated by this Agreement.

Merger Consideration has the meaning given to such term in Section 2.05(a) of this Agreement.

NMB has the meaning given to such term in the recitals.

OCC means the Office of the Comptroller of the Currency, the primary regulator of national banks.

Organization Certificate means with respect to any Person, the articles or certificate of incorporation, by-laws or other organizational documents.

Person means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Pro Forma Balance Sheet has the meaning given to such term in Section 3.05.

Purchase and Assumption Agreement has the meaning given to such term in the recitals.

Reasonable Best Efforts means prompt, substantial and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances.

Regulatory Agreement has the meaning given to that term in Section 3.08(e) of this Agreement.

Regulatory Authority means any agency, department or unit of any United States federal, state or local governmental body or of any self-regulatory organization located in the United States, including without limitation the FDIC, the FRB, FINCEN, the CDFI, the TDB, the OCC, and the respective staffs thereof.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SBB has the meaning given to such term in the heading of this Agreement.

SBB Capital Stock has the meaning given to such term in Section 3.02(a) of this Agreement.

Schedule means, collectively, the disclosure schedules delivered by SBB to TIB at or prior to the execution and delivery of this Agreement.

Stock Certificate has the meaning given to such term in Section 2.05(c) of the Agreement.

Stock Transfer has the meaning given to such term in Section 2.01 of this Agreement.

Stockholders means the holders of SBB Capital Stock.

Subsidiary means any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

Surviving Bank has the meaning given to that term in Section 2.01(a) of this Agreement.

Tax (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) any federal, state, local, municipal or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, tariff levy, import fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, domestic and foreign, and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined, unitary or similar group.

Tax Return shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

TDB means the Texas Department of Banking or any successor governmental body.

TIB has the meaning given to such term in the heading of this Agreement.

ARTICLE II

MERGER; CLOSING

2.01 The Merger.

(a) Subject to the terms and conditions of this Agreement and in accordance with applicable law, at the Effective Time and immediately preceding the Merger, the outstanding stock of SBB shall be transferred to TIB (the “Stock Transfer”).

(b) Immediately following the Stock Transfer, without any further conditions to proceeding, (i) SBB shall be merged with and into TIB, (ii) the separate corporate existence of SBB shall cease and (iii) TIB shall be the surviving bank (the “Surviving Bank”) and shall continue its corporate existence as a bank chartered under the laws of the State of Texas.

(c) The Merger shall become effective upon the close of business on the Closing Date (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Bingham McCutchen LLP, 3 Embarcadero Center, San Francisco, California, or at such other location as may be agreeable to the parties, at 10:00 a.m. two Business Days after the date on which the last of the conditions set forth in Article VII shall have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the “Closing Date”).

(d) At the Effective Time, the effect of the Merger shall be as provided in the applicable Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of SBB shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of SBB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

2.02 Organization Certificate. The Organization Certificate of TIB, as in effect immediately prior to the Effective Time, shall be the Organization Certificate of the Surviving Bank until thereafter amended as provided therein and by law.

2.03 By-Laws. The by-laws of TIB, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Bank until thereafter amended as provided therein and by law.

2.04 Directors and Officers. From and after the Effective Time, (a) the directors of TIB at the Effective Time shall be the initial directors of the Surviving Bank, each to hold office in accordance with the Organization Certificate and by-laws of the Surviving Bank, and (b) the officers of TIB at the Effective Time shall be the initial officers of the Surviving Bank, in each case, until their respective successors are duly elected or appointed and qualified.

2.05 Conversion of Securities; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of TIB, SBB, FCFG or the holders of any of the following securities:

(a) Each share of SBB Capital Stock issued and outstanding as of the Effective Time shall be deemed cancelled and FCFG shall have the right to receive from the Surviving Bank in cash, without interest, an amount that is equal to $1,000,000 plus an amount equal to the shareholders equity of SBB at such time as reflected in the Pro Forma Balance Sheet (the “Merger Consideration”).

(b) Each share of TIB capital stock issued and outstanding as of the Effective Time shall remain outstanding and continue to represent the capital stock of the Surviving Bank.

(c) At the Effective Time, FCFG shall deliver to TIB the certificate representing all shares of SBB (the “Stock Certificate”).

2.06 No Further Ownership Rights in SBB Capital Stock. Upon delivery and payment of Merger Consideration in exchange for the Stock Certificate, such Merger Consideration shall be deemed paid in full satisfaction of all rights pertaining to SBB Capital Stock previously represented by such Stock Certificate and FCFG as sole owner of all shares of SBB Capital Stock shall have no right to receive shares of capital stock of the Surviving Bank and shall have no rights against the Surviving Bank.

2.07 Further Assurances.

(a) If, at any time after the Effective Time, the Surviving Bank shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Bank, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of SBB or (b) otherwise to carry out the purposes of this Agreement, the Surviving Bank and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of SBB, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of SBB, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of SBB, as applicable, and otherwise to carry out the purposes of this Agreement.

(b) TIB, FCFG and SBB each agree to execute and deliver such further documents and instruments and to do such other acts and things as may be reasonably required to complete all requisite corporate action in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FCFG AND SBB

Each of FCFG and SBB jointly and severally hereby represents and warrants to TIB as follows:

3.01 Organization.

(a) SBB is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. SBB has the corporate power to carry on its business and operations as now being conducted and to own and operate its properties and assets now owned and being operated by it. SBB is not required under any applicable Law to be licensed or registered, or to qualify to do business, in any other jurisdiction.

(b) SBB has no Subsidiaries.

(c) The minute book of SBB accurately records, in all material respects, all material corporate actions of its Stockholders and Board of Directors, including committees. SBB has made available to TIB for its review the minute book or copies thereof from January 1, 2002 to the date hereof.

(d) SBB has delivered to TIB true and correct copies of the Organization Certificate and by-laws of SBB, as in effect on the date hereof; such Organization Certificate and by-laws are in full force and effect. SBB is not in violation of any provision of its Organization Certificate or other organizational documents.

3.02 Capitalization.

(a) The authorized capital stock of SBB consists solely of                      shares of common stock, $         par value per share (“SBB Capital Stock”), of which at the date hereof all of the                      shares, are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and none are held as treasury shares. SBB has not issued nor is SBB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of SBB Capital Stock or any other security of SBB or any securities representing the right to vote, purchase or otherwise receive any shares of SBB Capital Stock or any other security of SBB, whether or not presently issued or outstanding. All shares of SBB Capital Stock have been issued in compliance in all material respects with all Laws.

(b) FCFG owns all SBB Capital Stock.

3.03 Authority; No Violation.

(a) SBB has full power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement by SBB and the consummation by SBB of the Merger have been duly authorized and approved by all necessary corporate or other action and no other corporate proceedings on the part of SBB are necessary to authorize this Agreement and the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by SBB and, subject to receipt of, or exemption from, the required approvals of applicable Regulatory Authorities described in Section 5.03 hereof, constitutes the valid and binding obligation of SBB, enforceable against SBB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) Each of (i) the execution and delivery of this Agreement by SBB, (ii) subject to receipt of, or exemption from, approvals of the Regulatory Authorities referred to in Section 5.03 hereof and compliance by the parties hereto with any conditions contained therein, the consummation of the Contemplated Transactions, and (iii) the compliance by SBB with any of the terms or provisions hereof, do not and will not:

(A) conflict with or result in a breach of any provision of the Organization Certificate or by-laws of SBB;

(B) violate any statute, rule, regulation, judgment, order, injunction, writ, decree or injunction applicable to SBB or any of its properties or assets; or

(C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SBB under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which SBB is a party, or by which SBB or any of its properties or assets may be bound or affected.

(d) The Board of Directors of SBB has approved this Agreement and the Contemplated Transactions.

3.04 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Regulatory Authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by SBB or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 5.03 hereof and compliance with any conditions contained therein, the consummation by SBB of the Contemplated Transactions. There is no fact or circumstance or set of facts or circumstances which would cause, or be likely to cause, any Regulatory Authority to fail to approve the Contemplated Transactions.

3.05 Pro Forma Balance Sheet. Attached hereto as Schedule 3.05 is a true and correct unaudited pro forma balance sheet (the “Pro Forma Balance Sheet”) of SBB reflecting the pro forma effect of the purchase of assets and assumption of liabilities pursuant to the Purchase and Assumption Agreement. Upon consummation of the Purchase and Assumption Agreement, SBB shall have no liabilities whatsoever, whether accrued, contingent or otherwise, except liabilities that are reflected or disclosed in the Pro Forma Balance Sheet.

3.06 Taxes.

Except as set forth on Schedule 3.06,

(i) SBB has filed, or has had filed on its behalf, all Tax Returns required to be filed by or with respect to SBB on or prior to the date hereof, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to SBB for the periods covered thereby, and all Taxes shown to be due on such Tax Returns (and deficiencies asserted or assessments made as a result of any examination of such Tax Returns) have been timely paid;

(ii) SBB is not currently the beneficiary of any extension of time within which to file any Tax Return;

(iii) SBB has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect;

(iv) the Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired;

(v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of SBB, and no basis exists therefor;

(vi) Schedule 3.06 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by SBB;

(vii) Any Tax indemnity arrangements or Tax sharing agreements to which SBB is a party (other than this Agreement) will terminate prior to the Closing Date and neither SBB nor the Surviving Bank will have any liability thereunder on or after the Closing Date;

(viii) there are no liens for Taxes upon the assets of SBB except liens relating to current Taxes not yet due;

(ix) all Taxes which SBB is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority;

(x) SBB has not filed a consent under IRC Section 341(f) or any comparable provision of state statutes;

(xi) SBB is not currently liable, nor does SSB have any potential liability, for the Taxes of another person (a) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (b) as transferee or successor, or (c) by contract or indemnity or otherwise;

(xii) no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes will be imposed on SBB, or TIB as its successor, as a result of the transactions contemplated by this Agreement;

(xiii) no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, an “excess parachute payment” to a “disqualified individual” as those terms are defined in IRC Section 280G as a direct or indirect result of the transactions contemplated by this Agreement; and

(xiv) SBB is not a party to any understanding or arrangement described in IRC Section 6111(d) or Section 6662(d)(2)(C)(iii) and has not participated in a reportable transaction within the meaning of Section 1.6011-4 of the Treasury Regulations (without regard to Section (b)(3) thereof).

3.07 Legal Proceedings. SBB is not a party to any, and there are no pending or threatened Actions, customer complaints, or governmental inquiries of any nature:

(a) against SBB;

(b) to which the assets of SBB are subject;

(c) challenging the validity or propriety of any of the Contemplated Transactions; or

(d) which could materially adversely affect the ability of SBB to perform its obligations under this Agreement.

3.08 Compliance with Applicable Law.

(a) SBB holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, all applicable Laws.

(b) SBB has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, and has filed all other reports and statements required to be filed by it, including without limitation, any report or statement required to be filed pursuant to the Laws, of the United States, any state or any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith.

(c) No Regulatory Authority has initiated any Action or investigation into the business or operations of SBB.

(d) There is no:

(i) violation by SBB of the statutes, regulations or ordinances enforced by any Regulatory Authority or law enforcement agency or body;

(ii) basis for the revocation of any license, franchise, permit or governmental authorization which is material to SBB; or

(iii) basis for any sanctions, monetary or otherwise, by a Regulatory Authority or law enforcement agency or body or any further cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of SBB.

(e) SBB has not received, consented to, or entered into any notice, communication, memorandum, agreement or order of any Regulatory Authority directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of SBB (a “Regulatory Agreement”), except as heretofore disclosed to TIB.

(f) SBB is not aware of any basis for any unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

3.09 Brokers and Finders. Neither SBB nor any of its officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions.

3.10 CRA Compliance. SBB is in compliance, in all material respects, with the applicable provisions of the CRA, and, as of the date hereof, SBB has received a CRA rating of “satisfactory” or better from the applicable Regulatory Authority. There is no fact or circumstance or set of facts or circumstances which would cause SBB to fail to comply with such provisions in a manner which could have a Material Adverse Effect. SBB is not a party or subject to any agreement with respect to the CRA.

3.11 Information to be Supplied. The information supplied by SBB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.12 Nothing Precludes Consummation. SBB is not aware of any facts or circumstances which may preclude SBB from successfully consummating the Contemplated Transactions or obtaining the regulatory approvals required to consummate such transactions.

3.13 Disclosure. None of the representations or warranties of SBB contained herein, and none of the information contained in the Schedules referred to in this Article III, contains any untrue statement of a material fact or omits to state a material fact herein or therein necessary in order to make the statements contained herein or therein not misleading in any material respect.

3.14 Compliance with Foreign Corrupt Practices Act. Neither SBB, nor to the Knowledge of SBB, any agent, employee or other person acting on behalf of SBB has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.15 Bank Accounts; Powers of Attorney. Schedule 3.15 sets forth a complete and correct list of all bank accounts and safe deposit boxes of SBB and persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by SBB.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FCFG

FCFG hereby represents and warrants to TIB as follows:

4.01 Organization.

(a) FCFG is a corporation duly organized and validly existing and in good standing under the laws of the Delaware, and is a bank holding company. FCBank is a banking institution duly organized and validly existing and in good standing under the laws of the State of California.

4.02 Authority; No Violation.

(a) Each of FCFG and FCBank has full corporate power and authority to execute and deliver this Agreement (in the case of FCFG Bancorp only) and the Indemnity Agreement and to consummate the Contemplated Transactions.

(b) The execution and delivery of this Agreement by FCFG and the consummation by FCFG of the Merger have been duly and validly approved by the Board of Directors of FCFG and FCBank and no other corporate proceedings on the part of FCFG or FCBank are necessary to consummate the Merger and the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by FCFG and, subject to receipt of the required approvals of Regulatory Authorities described in Section 5.03 hereof, constitutes the valid and binding obligation of FCFG, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Each of (i) the execution of this Agreement by FCFG and the execution of the Indemnity Agreement by FCFG and FCBank, (ii) subject to receipt of, or exemption from, approvals from the Regulatory Authorities referred to in Section 5.03 hereof and compliance by the parties hereto with any conditions contained therein, the consummation of the Contemplated Transactions, and (iii) compliance by FCFG with any of the terms or provisions hereof, do not and will not:

(A) conflict with or result in a breach of any provision of the Organization Certificate or by-laws of FCFG or FCBank;

(B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to FCFG or FCBank or any of their respective properties or assets; or

(C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FCFG or FCBank under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which FCFG or FCBank is a party, or by which FCFG, FCBank or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

4.03 Consents and Approvals.

Except for (i) the notices, consents and approvals of, or exemptions from, the applicable Regulatory Authorities set forth in Schedule 5.03 and (ii) the filing of appropriate merger documents, no consents or approvals of, or filings or registrations with, any Regulatory Authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by FCFG or the consummation by FCFG or FCBank of the Contemplated Transactions. There is no fact or circumstance or set of facts or circumstances which would cause, or be likely to cause, any Regulatory Authority to fail to approve the Contemplated Transactions.

4.04 Legal Proceedings. Neither FCFG nor FCBank is a party to any, and there are no pending or, to the Knowledge of FCFG, threatened Actions which could materially adversely affect the ability of FCFG to perform its obligations under this Agreement.

4.05 Brokers and Finders. None of FCFG, FCBank or any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions.

4.06 Information to be Supplied. The information supplied by FCFG for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.07 Ownership of SBB. FCFG owns of record and beneficially all the shares of SBB Capital Stock free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind of nature.

4.08 Taxes. Each of FCFG and FCBank has filed, or has had filed on its behalf, all Tax Returns required to be filed by or with respect to FCFG and FCBank on or prior to the date hereof, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to FCFG and FCBank for the periods covered thereby, and all Taxes shown to be due on such Tax Returns (and deficiencies asserted or assessments made as a result of any examination of such Tax Returns) have been timely paid.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TIB

TIB hereby represents and warrants to FCFG as follows:

5.01 Organization.

(a) TIB is a banking institution duly organized and validly existing and in good standing under the laws of the State of Texas.

5.02 Authority; No Violation.

(a) TIB has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions.

(b) The execution and delivery of this Agreement by TIB and the consummation by TIB of the Merger have been duly and validly approved by the Board of Directors of TIB and no other corporate proceedings on the part of TIB are necessary to consummate the Merger and the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by TIB and, subject to receipt of the required approvals of Regulatory Authorities described in Section 5.03 hereof, constitutes the valid and binding obligation of TIB, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Each of (i) the execution of this Agreement by TIB, (ii) subject to receipt of, or exemption from, approvals from the Regulatory Authorities referred to in Section 5.03 hereof and compliance by the parties hereto with any conditions contained therein, the consummation of the Contemplated Transactions, and (iii) compliance by TIB with any of the terms or provisions hereof, do not and will not:

(A) conflict with or result in a breach of any provision of the Organization Certificate or by-laws of TIB;

(B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to TIB or any of its properties or assets; or

(C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of TIB under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which TIB is a party, or by which TIB or any of its properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

5.03 Consents and Approvals.

Except for (i) the notices, consents and approvals of, or exemptions from, the applicable Regulatory Authorities set forth in Schedule 5.03 and (ii) the filing of appropriate merger documents, no consents or approvals of, or filings or registrations with, any Regulatory Authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by TIB or the consummation by TIB of the Contemplated Transactions. There is no fact or circumstance or set of facts or circumstances which would cause, or be likely to cause, any Regulatory Authority to fail to approve the Contemplated Transactions.

5.04 Cash for Closing. At the Closing Date, TIB will have available cash sufficient to pay the Merger Consideration to FCFG upon consummation of the Contemplated Transactions.

5.05 Legal Proceedings. TIB is not a party to any, and there are no pending or, to the Knowledge of TIB, threatened Actions which could materially adversely affect the ability of TIB to perform its obligations under this Agreement.

5.06 Brokers and Finders. Neither TIB nor any of its officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions.

5.07 Information to be Supplied. The information supplied by TIB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

ARTICLE VI

COVENANTS OF THE PARTIES

The parties covenant and agree as follows, provided that the covenants and agreements of SBB shall take effect on the Initial Purchase Closing Date:

6.01 Applications for Regulatory Approval.

(a) Each of FCFG, SBB and TIB shall use its Reasonable Best Efforts to prepare and file, as soon as practicable and at such party’s expense, all Applications required by law with the appropriate Regulatory Authorities for approval to consummate the Contemplated Transactions and to comply with the terms and conditions thereof. To the extent not filed prior to the date hereof, all such Applications shall be filed within thirty (30) days from the date that all Regulatory Applications filed in connection wit the Initial Merger have been accepted by the Regulatory Authority. Each of FCFG, SBB and TIB agrees to process all such Applications diligently and on a priority basis. Each of FCFG, SBB and TIB shall cooperate with the other party in the preparation of all such Applications and as otherwise reasonably requested by such other party in order for such other party to be able to comply with the requirements or reasonable requests of the Regulatory Authorities. Each of FCFG, SBB and TIB shall consult with the other party with respect to the substance and status of such filings.

(b) Each of FCFG, SBB and TIB shall promptly notify the other party upon receipt by such party of any notification that any Application provided for under this Agreement has not been accepted for processing or has been denied.

6.02 Consents to Contemplated Transactions. FCFG and SBB shall obtain all required consents to the Contemplated Transactions under any contracts or personal or real property leases, if any, each of which consents shall be in such form as shall reasonably be specified by TIB.

6.03 Taking of Necessary Actions. Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use Reasonable Best Efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws to consummate the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

6.04 Public Announcements. FCFG and TIB shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law, provided that any such announcement follows reasonable consultation with the other party and its counsel.

6.05 No Solicitation. (a) Each of SBB and FCFG shall not, nor shall it authorize or permit its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage

(including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal.

For purposes of this Agreement:

“Acquisition Proposal” means any written or oral proposal for a merger or other business combination involving SBB or any written or oral proposal or offer to acquire in any manner, directly or indirectly, an equity interest in SBB, any voting securities of SBB or a substantial portion of the assets of SBB (other than sales of SBB’s products in the ordinary course of business consistent with past practice), other than the transactions contemplated by this Agreement;

(b) Subject to being obligated to take such action by its fiduciary duties under applicable law, neither the Board of Directors of SBB or FCFG nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to TIB, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing (each, an “Acquisition Agreement”) related to any Acquisition Proposal; and

(c) FCFG and SBB shall promptly advise TIB in writing of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. FCFG and SBB will keep TIB informed of the status and material terms and conditions (including amendments or proposed amendments) of any such request or Acquisition Proposal. FCFG and SBB shall, and shall cause its stockholders, advisors, employees and other agents of FCFG and SBB to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its Reasonable Best Efforts to cause any such third party (or its agents or advisors) in possession of confidential information about SBB that was furnished by or on behalf of SBB to return or destroy such information.

6.06 Notification of Certain Matters. FCFG and SBB shall give prompt notice to TIB, and TIB shall give prompt notice to FCFG, of (a) the actual or prospective occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect; and (b) any failure of FCFG, SBB or TIB, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it in any material respect hereunder; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available to the party receiving such notice.

6.07 Relocation of Head Office. Prior to the Closing Date, upon reasonable notice by TIB, FCFG and SBB shall cause the head office of SBB to be relocated (including the filing of any notice or application with any applicable Regulatory Authority for such relocation) to 17011 Beach Boulevard, Suite 1260, Huntington Beach, California or such other location in the greater Los Angeles, California area as directed by TIB.

6.08 No Amendment of Purchase and Assumption Agreement. Neither SBB nor FCFG shall amend or modify, or in the case of FCFG, permit FCBank or SBB to amend, the Purchase and Assumption Agreement in a manner adverse to TIB without the written consent of TIB.

ARTICLE VII

CONDITIONS PRECEDENT

7.01 Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions, unless waived by TIB, FCFG and SBB pursuant to Section 10.03 hereof:

(a) Approvals of Regulatory Authorities. All requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating to the Contemplated Transactions shall have been obtained, made or occurred and this Agreement shall have been filed, together with such certificates and the original of the approval of the Texas Banking Commissioner and the OCC.

(b) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect with respect to the transactions contemplated hereby, and there shall not be pending any suit, action or proceeding by any governmental entity (i) preventing the consummation of the Contemplated Transactions or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on FCFG, SBB or TIB, as applicable.

(c) Closing of the Purchase and Assumption Agreement. The closing of the transactions contemplated in the Purchase and Assumption Agreement shall have occurred. The Purchase and Assumption Agreement shall be in a form satisfactory to TIB.

7.02 Conditions Precedent to Obligations of TIB. All obligations of TIB under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, unless waived by TIB pursuant to Section 10.03 hereof:

(a) Performance of Obligations; Representations and Warranties. FCFG and SBB shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of FCFG and SBB’s representations and warranties contained in Articles III and IV of this Agreement and in the Purchase and Assumption Agreement to the extent it is qualified by Material Adverse Effect or materiality shall be true and correct, and each of FCFG and SBB’s representations and warranties contained in Article III and IV of this Agreement and the Purchase and Assumption Agreement to the extent it is not so qualified by Material Adverse Effect or materiality shall be true and correct in all material respects, in each case, at and as of the Effective Time with the same effect as though such representations and warranties were made at and as of the Effective Time, except for changes permitted by this Agreement and except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date.

(b) Good Standing. FCFG shall have delivered a certificate of good standing of SBB issued as of a recent date by the OCC.

(c) Consents. SBB shall have received all necessary consents or waivers, in form and substance satisfactory to TIB, from the other parties to each contract, lease or agreement to which SBB is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SBB.

(d) Indemnity Agreement. FCFG and FCBank shall have executed and delivered to TIB the Indemnity Agreement in the form of Exhibit A, which shall be in full force and effect.

(e) Opinion of Counsel. TIB shall have received the favorable written opinion dated the Closing Date of Horgan, Rosen, Beckham & Coren, L.L.P., counsel to FCFG, FCBank and SBB, in form and satisfactory to TIB, to the effect that:

(i) Each of FCFG, FCBank and SBB is, to counsel’s Knowledge, duly organized, and each of FCBank and SBB is validly existing in good standing as a bank organized under the laws of the United States, and has the corporate power to own all its properties and assets and to carry on its business as it is now being conducted;

(ii) This Agreement (in the case of SBB and FCFG) and the Indemnity Agreement (in the case of FCBank and FCFG) has been duly authorized, executed, and delivered by FCBank, FCFG and SBB and constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or similar laws affecting the rights of creditors now or hereafter in effect and subject, as to enforceability, to general principles of equity;

(iii) Neither the execution and delivery of this Agreement (in the case of SBB and FCFG) or the Indemnity Agreement (in the case of FCBank and FCFG) nor the consummation of the transactions contemplated herein or therein will result in a material default under or violation of any provision of the organizational documents of FCFG, FCBank or SBB or any material indenture, mortgage, deed of trust, loan agreement or other material agreement, known to such counsel after due inquiry, to which FCFG, FCBank or SBB is a party or by which FCFG, FCBank or SBB is bound or as to which any of FCFG, FCBank or SBB’s properties are subject, and no consents or waivers thereunder are required to be obtained by FCFG, FCBank or SBB in connection therewith except the consents or waivers which have been obtained;

(iv) All consents, authorizations, orders and approvals of any Regulatory Authority (specifying the same) required for the execution, delivery, and performance of this Agreement (in the case of SBB and FCFG) and the Indemnity Agreement (in the case of FCBank and FCFG) and the consummation of the transactions contemplated herein have been obtained or the relevant waiting periods have expired.

(f) Officer’s Certificate. TIB shall have received a certificate dated the Closing Date and signed by the President or a Vice-President of FCFG and SBB, respectively, certifying that, the conditions specified in Section 7.02(a) have been satisfied.

7.03 Conditions Precedent to Obligations of FCFG and SBB. All obligations of FCFG and SBB under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, unless waived by FCFG and SBB pursuant to Section 10.03 hereof:

(a) Performance of Obligations; Representations and Warranties. TIB shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. TIB’s representations and warranties contained in Article V of this Agreement to the extent it is qualified by Material Adverse Effect or materiality shall be true and correct, and TIB’s representations and warranties contained in Article V of this Agreement to the extent it is not so qualified by Material Adverse Effect or materiality shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date.

(b) Stockholder Approval. TIB shall have received the requisite stockholder approval of this Agreement and the Merger as required under its Organization Certificate.

(c) Officer’s Certificate. FCFG and SBB shall have received a certificate dated the Closing Date and signed by a duly authorized officer of TIB, certifying that, the conditions specified in Section 7.03(a) have been satisfied.

7.04 Potential Restructuring of Transaction. At TIB’s request, the acquisition by TIB of SBB pursuant to the Merger may be effected by an alternative transaction structure different than that contemplated by this Agreement, and each of SBB and FCFG agrees to amend this Agreement to effect such alternative structure; provided, that no such amendment shall adversely affect SBB or FCFG.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written consent of each of the parties hereto;

(b) By FCFG, if TIB shall have breached or failed in any material respect to perform or comply with any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a material condition set forth in Section 7.03 and (B) cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(c) By TIB, if FCFG or SBB shall have breached or failed in any material respect to perform or comply with any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a material condition set forth in Section 7.02 and (B) cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(d) By either FCFG or TIB, if the Closing shall not have occurred by December 31, 2007; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e) By either FCFG or TIB, if any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run.

8.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.01 hereof, this Agreement shall forthwith become void, other than Sections 6.04, 8.02, 10.01, 10.04 and 10.06 hereof which shall remain in full force and effect, and there shall be no further liability on the part of any party hereto, except for any liability of a party under such Sections of this Agreement, and except that no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

(b) If this Agreement is terminated by TIB pursuant to Section 8.01(c), FCFG shall pay TIB liquidated damages in the amount of $100,000. If this Agreement is terminated by FCFG pursuant to Section 8.01(b), TIB shall pay FCFG liquidated damages in the amount of $100,000. The parties hereto recognize and agree that the ascertainment of damages in the event of a default by the other party is difficult or impossible with any degree of definiteness. Accordingly, the parties hereto agree that such measure of liquidated damages is fair and equitable under the circumstances.

(c) Any amounts in respect of liquidated damages shall be paid by wire transfer within 7 days following the date of termination or within 7 days of such later date as it shall become payable.

ARTICLE IX

INDEMNIFICATION; REMEDIES

9.01 Survival. All representations, warranties, covenants, and obligations in this Agreement will survive the Closing.

9.02 Indemnification by FCFG.

FCFG and FCB will jointly and severally indemnify and hold harmless TIB and its respective directors, officers, employees, agents and other representatives (the “Indemnified Persons”) from and against any loss, liability, claim, damage, expense (including, without limitation, costs of investigation, defense and litigation, and reasonable fees and expenses of attorneys, accountants and investment bankers incurred in connection with such investigation, defense and litigation or in connection with the execution of this Agreement and the carrying out of any and all acts contemplated herein) (all of the foregoing, collectively, “Damages”) arising, directly or indirectly, from or in connection with (i) any inaccuracy of any representation or warranty of SBB or FCFG or (ii) any breach of covenant or obligations of SBB or FCFG.

9.03 Non-Exclusive Remedy. The remedies provided in this Article IX are not exclusive of, and shall not preclude, any other remedies that would otherwise be available to TIB or any other Indemnified Person, but are in addition to any other rights or remedies available to the parties hereto at law or in equity.

ARTICLE X

MISCELLANEOUS

10.01 Expenses and Other Fees. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own attorneys, accountants and investment bankers.

10.02 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, including those courts specifically identified in Section 10.12 of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Closing Date, the parties may:

(a) amend this Agreement;

(b) extend the time for the performance of any of the obligations or other acts of either party hereto;

(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d) to the extent permitted by law, waive compliance with any of the agreements or conditions of the other party contained herein.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.04 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement and the Indemnity Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement (if any).

(b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that except as provided in Article IX with respect to Indemnified Persons, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

10.05 No Assignment. No party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other parties hereto which consent shall not be unreasonably withheld; provided, however, that TIB may assign this Agreement to an Affiliate of TIB without the consent of SBB and FCFG but such assignment shall not relieve TIB of its obligations hereunder.

10.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two Business Days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a)	If to SBB or FCFG, to:

c/o First California Bank

1100 Paseo Camarillo Camarillo,

California 93010

Attention: C. G. Kum

President and CEO

Telecopy No.: 805-388-0536

with a copy to:

Gary M. Horgan

Horgan, Rosen, Beckham & Coren, L.L.P.

23975 Park Sorrento, Suite 200

Calabasas, California 91302-4001

Telecopy No.: 818-591-3838

(b)	If to TIB, to:

TIB The Independent BankersBank

350 Phelps Drive

Irving, TX 75038

Attention: Curtis R. Harvey

Executive Vice President and CFO

Telecopy No.: 972- 541-2211

with a copy to:

James M. Rockett

Bingham McCutchen LLP

3 Embarcadero Center

San Francisco, CA 94111

Telecopy No.: 415-393-2286

10.07 Schedules. Information contained on any Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision.

The mere inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

10.08 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.09 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

10.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles.

10.12 Consent to Jurisdiction; Service of Process. Each of SBB, FCFG and TIB irrevocably and unconditionally (a) agree that any Action arising out of this Agreement shall be brought and adjudicated in the in the federal courts situated in Dallas, Texas; (b) submit to the exclusive jurisdiction of such courts for the purpose of any such Action; (c) waive and agree not to assert by way of motion, as a defense or otherwise in any such Action, any claim that such party is not subject to the jurisdiction of the such courts, that such Action is brought in an inconvenient forum, or that the venue of such Action is improper; and (d) agree that process in any such Action may be served by ordinary mail addressed to the last known address of SBB, FCFG or TIB, as the case may be, anywhere in the world to the extent permitted by Federal rules.

10.13 Waiver of Jury Trial. SBB, FCFG and TIB each irrevocably and unconditionally agree that any Action arising out of this Agreement shall be tried only by a court and judge and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

TIB THE INDEPENDENT BANKERSBANK

By:	/s/ Michael G. O’Rourke
	Name:	Michael G. O’Rourke
	Title:	President & CEO

Attest:	/s/ Patricia Blackshear
	Name:	Patricia Blackshear
	Title:	Senior Vice President & Corp. Secretary

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ C. G. Kum
	Name:	C. G. Kum
	Title:	President & Chief Executive Officer

Attest:	/s/ Romolo Santarosa
	Name:	Romolo Santarosa
	Title:	Assistant Corporate Secretary

SOUTH BAY BANK, N.A.

By:	/s/ C. G. Kum
	Name:	C. G. Kum
	Title:	President & Chief Executive Officer

Attest:	/s/ Romolo Santarosa
	Name:	Romolo Santarosa
	Title:	Assistant Corporate Secretary